Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426

Mercer Insurance Group, Inc. Announces 2nd Quarter 2005 Earnings

Pennington, New Jersey, August 3, 2005 – Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported its results of operations today for the quarter and six months ended June 30, 2005. Mercer Insurance Group, Inc. (the Company) is a holding company which, through its insurance subsidiaries, Mercer Insurance Company, Mercer Insurance Company of New Jersey and Franklin Insurance Company, offers commercial and personal lines of insurance to businesses and individuals in Pennsylvania and New Jersey. The Company was created in a conversion from the mutual to the stock form of ownership on December 15, 2003 (the “Conversion”).

In the quarter ended June 30, 2005, the Company reported net income, determined under accounting principles generally accepted in the United States of America (GAAP), of $1.1 million, or $0.17 per diluted share, which was consistent with the prior year’s quarter net income of $1.1 million, and $0.17 per diluted share. After-tax realized investment gains included in net income for the quarter were $52,000, or less than $0.01 per diluted share, compared to an after-tax realized gain of $129,000, or $0.02 per diluted share in the same period in 2004. Operating income (a non-GAAP measure defined as net income less after-tax realized gains) improved 7% in the second quarter of 2005 to $1.0 million, or $0.17 per diluted share, from $942,000, or $0.15 per diluted share, during the same quarter in 2004. The Company’s GAAP combined ratio for the second quarter was 96.1%, as compared to 95.9% for the second quarter of 2004.

Revenues for the second quarter were $15.8 million, an increase of 8% over the 2004 second quarter revenue of $14.6 million. Net premiums earned for the second quarter were $14.9 million, an 8% increase over net premiums earned of $13.7 million in the same period of 2004. Net investment income increased 18% to $740,000 as compared to $626,000 in the comparable period in 2004. The increase in investment income is due to the increase in the general level of interest rates, as well as to higher levels of invested assets in 2005 as compared to the prior year, when a portion of the Conversion assets remained in short-term investments and interest-bearing cash equivalent instruments awaiting investment in suitable fixed-income securities.

For the six months ended June 30, 2005, the Company reported net income of $2.1 million, or $0.33 per diluted share, as compared to net income of $1.3 million, or $0.21 per diluted share, for the comparable period in 2004. After-tax realized investment gains included in net income for the six months were $64,000, or $0.01 per diluted share, compared to an after-tax realized gain of $66,000, or $0.01 per diluted share for the similar period in 2004. Operating income for the six months of 2005 improved 62% to $2.0 million, or $0.32 per diluted share, from $1.2 million, or $0.20 per diluted share, during the same period in 2004. The Company’s GAAP combined ratio for the six months of 2005 was 96.3%, as compared to 99.4% for the same period of 2004.

Revenues for the six months ended June 30, 2005 were $31.7 million, an increase of 9% over the 2004 similar period revenue of $29.2 million. Net premiums earned for the six months were $30.0 million, a 9% increase over net premiums earned of $27.6 million in the same period in 2004. Net investment income for the six months ended June 30, 2005 increased 15% to $1.5 million from $1.3 million in the prior year period.

The second quarter and six month results for 2005 include after-tax charges of $76,000 and $236,000, respectively,  for external costs of compliance with the Sarbanes Oxley Act of 2002, and $113,000 and $218,000, respectively, in connection with grants of restricted stock under the Company’s 2004 Stock Incentive Plan, or $0.03 and $0.07 in the aggregate, respectively, per diluted share. In the comparable periods in 2004, results included no Sarbanes Oxley costs, and an after-tax charge of $22,000, or less than $0.01 per diluted share, in the second quarter in connection with the 2004 Stock Incentive Plan. The Company’s book value per share was $16.69 as of June 30, 2005.

Mercer’s President and CEO, Andrew R. Speaker, in commenting on the Company’s results, noted that “I am pleased with our second quarter performance, and our ability, through careful underwriting in an increasingly competitive marketplace, to profitably grow our commercial lines book, which now represents approximately two-thirds of our direct writings.” In regards to the Company’s pending acquisition of the Financial Pacific Insurance Group, Inc., Mr. Speaker commented “our acquisition of Financial Pacific is moving forward, and we have an active dialogue with the regulators as they work through their review process. We anticipate the closing will occur toward the end of the third quarter, and we are looking forward to welcoming the Financial Pacific team as they come on board and help grow the Company and expand its operating territory. I am also pleased to note that A.M. Best, in their initial comment on our acquisition, has determined that our rating, and that of Financial Pacific, will remain unchanged after the announcement of the acquisition.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income

(in thousands, except per share and share data)

	Quarter Ended
	June 30,
	2005	2004
	(unaudited)	(unaudited)

Net premiums earned	$14,862	$13,723
Investment income, net of investment expenses	740	626
Realized investment gains	80	196
Other revenue	87	88
Total revenue	15,769	14,633

Losses and loss adjustment expenses	7,312	6,607
Amortization of deferred policy acquisition costs	3,902	3,779
Other expenses	3,063	2,769
Total expenses	14,277	13,155

Income before income taxes	1,492	1,478
Income taxes	427	407

Net income	$1,065	$1,071

Net income per common share:
Basic	$0.18	$0.17
Diluted	$0.17	$0.17

Weighted average number of shares outstanding:
Basic	5,877,160	6,305,669
Diluted	6,101,548	6,341,109

Supplementary Financial Data

Net written premiums	$16,780	$15,854

Book value per common share	$16.69	$15.68

GAAP combined ratio	96.1%	95.9%

Consolidated Statements of Income

(in thousands, except per share and share data)

	Six Months Ended June 30,
	2005	2004
	(unaudited)	(unaudited)

Net premiums earned	$29,975	$27,585
Investment income, net of investment expenses	1,484	1,294
Realized investment gains	97	99
Other revenue	172	180
Total revenue	31,728	29,158

Losses and loss adjustment expenses	15,034	14,930
Amortization of deferred policy acquisition costs	7,801	7,642
Other expenses	6,021	4,839
Total expenses	28,856	27,411

Income before income taxes	2,872	1,747
Income taxes	814	447

Net income	$2,058	$1,300

Net income per common share:
Basic	$0.35	$0.21
Diluted	$0.33	$0.21

Weighted average number of shares outstanding:
Basic	5,939,968	6,297,886
Diluted	6,172,231	6,315,606

Supplementary Financial Data

Net written premiums	$29,941	$28,773

GAAP combined ratio	96.3%	99.4%

Consolidated Balance Sheet

(in thousands, except share amounts)

	June 30, 2005	December 31, 2004
	(unaudited)

ASSETS
Investments, at fair value:
Fixed income securities, available-for sale:	$80,593	$100,657
Equity securities, at fair value	21,855	24,447
Short-term investments, at cost, which approximates fair value	22,486	—
Total investments	124,934	125,104
Cash and cash equivalents	10,000	16,289
Premiums receivable	12,212	11,217
Reinsurance receivable	3,105	2,534
Prepaid reinsurance premiums	1,578	1,573
Deferred policy acquisition costs	8,307	8,014
Accrued investment income	800	1,044
Property and equipment, net	9,698	9,718
Goodwill	4,673	4,673
Other assets	1,568	1,112
Total assets	$176,875	$181,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$35,678	$36,028
Unearned premiums	33,978	34,007
Accounts payable and accrued expenses	5,122	7,739
Other reinsurance balances	982	861
Other liabilities	1,605	1,089
Deferred income taxes	538	1,146
Total liabilities	$77,903	$80,870

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,058,233 shares, outstanding 6,431,975 and 6,344,844 shares	—	—
Additional paid-in capital	$67,716	$67,651
Accumulated other comprehensive income	4,188	5,186
Retained earnings	39,934	37,876
Unearned restricted stock compensation	(1,884)	(2,242)
Unearned ESOP shares	(4,698)	(5,009)
Treasury Stock, 501,563 and 256,500 shares	(6,284)	(3,054)
Total stockholders’ equity	98,972	100,408
Total liabilities and stockholders’ equity	$176,875	$181,278